Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-222047, 333-231297) and Form S-8 (Nos. 333-215145-01, 333-155581-01, 333-200835-01, 333-168731-01, 333-215150-01, 333-185354-01, 333-222048) of Southwest Gas Holdings, Inc. of our report dated March 2, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2019 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
March 2, 2020